FOR IMMEDIATE RELEASE    Contacts:
May 7, 1998

                HUNTSMAN PACKAGING CORPORATION     INFORMATION AGENT:
                Scott K. Sorensen                  MacKenzie Partners, Inc.
                Executive Vice President and       (212) 929-5500
                 Chief Financial Officer           BANKS AND BROKERS:
                (801) 532-5200                     (212) 929-5500

                                                    ALL OTHERS:
                                                    1-800-322-2885
                HUNTSMAN PACKAGING CORPORATION
                ANNOUNCES STATUS OF MEXICAN
                ANTITRUST APPROVAL FOR BLESSINGS ACQUISIITON

          SALT LAKE CITY, UT -- Huntsman Packaging Corporation announced today that it appears that the waiting period under the Mexican Federal Law of Economic Competition relating to Huntsman's tender offer for Blessings Corporation will not be terminated by the Mexican Federal Competition Commission prior to the current scheduled expiration of the tender offer on Monday, May 11, 1998. If this waiting period is not terminated prior to the scheduled expiration of the tender offer on May 11, 1998, Huntsman currently intends to extend the expiration of the offer and continue to pursue the termination of the waiting period.